Exhibit 10.31

November 4, 2010 (Revised)

Thomas P. Finn
12906 Tufton Woods Court
Reisterstown, MD  21136
Letter of Secondment

Dear Tom:

We are pleased to offer the following compensation package for your assignment with Gerber Scientific Inc. (the “Company”) in Shanghai China. Your post will be President, Asia Pacific and Senior Vice President Global Operations reporting to Marc Giles.  This secondment is anticipated to last for two years.  Any extension of this time period will need to be confirmed in writing by both you and the Company. During your assignment you will continue to be an employee of Gerber Scientific Inc., a Connecticut corporation.

Following are the principal terms of our offer of secondment:

1.	DATE OF ASSIGNMENT:
Your assignment is intended to start January 1, 2011 assuming your work permit and residence visa are approved.

2.	COMPENSATION:
Your annual base salary will be US $340,000. You will continue to participate in the Gerber Scientific, Inc. Incentive Bonus Plan, as administered by the Management and Compensation Committee of the Board of Directors (“MDCC”) and authorized by the Gerber Scientific, Inc. 2006 Omnibus Incentive Plan.  Your bonus target will be 50% of base salary, if we achieve 100% of our performance goals.  The range of bonus will be between zero and a maximum of 100% of base salary, depending on attainment of the performance objectives approved by the MDCC.

During your assignment, you will primarily be paid in US Dollars. You will be able to select the location where you are paid, including payments split between the United States and China, unless local legislation prohibits this arrangement, as determined by the Company’s Tax Department. Any amount paid in the foreign currency will be subject to periodic currency exchange adjustments, when the variance from the last adjustment is more than 5%.  We will provide an opportunity to amend the payroll setup at least twice each year.

3.	BENEFITS:
Your benefit package, as outlined below, is designed to give you approximately the same benefit package you would be entitled to if you were to stay in your home location. Any differences have been considered, and are noted below.

A)	Working Hours:
You will follow the normal working hours of your host location, which is 40 hours per week.

B)	Vacation and Public Holidays:
You will follow the public holiday schedule in your host location. You will be entitled to 15 vacation days to be planned in advance with your manager.

C)	Health Insurance:
You and your eligible dependents will be eligible to participate in the international insurance plan, which is currently administered by Cigna International (a copy of this plan has been provided under separate cover). There will be no lapse in your current coverage and you will receive enrollment forms at the start of your new assignment.  Medical premiums will be deducted from your US payroll and will be charged at the rate of the highest tier health benefit plan, consistent with the plans benefit.

D)	Other home benefit plans:
You will continue to participate in the other benefit plans in your home country. This includes all comprehensive welfare benefits, as per the Summary of Benefits outlined in your offer letter dated January 22, 2010, including participation in the Company’s 401k, disability and life insurance plans.

4.	ADDITIONAL EXPAT BENEFITS:
As part of your secondment to China, you will also be entitled to additional benefits during the period of your assignment. These benefits will cease to be provided upon your repatriation to the United States, or your becoming a permanent resident of China.  Specific details of these benefits are set forth in the attached addendum.

A summary of these benefits includes:
•	Coordination and support of expenses related to procurement of work permits/visa for yourself and your family members, as applicable.
•	Pre-assignment HR and Tax briefings
•	Relocation expenses both to China and upon return to the United States
•	In lieu of cost of living allowance, you will be provided with housing (estimated not to exceed 50,000 RMB per month) and a car and driver arranged and paid for by the Company
•	Home leave – 2 trips per year for you and your family members
•	Personal Emergency leave
•	Serious illness leave
•	In case of death of employee or eligible dependents, repatriation and relocation expenses for self and/or family members as applicable
•	Emergency evacuation of you and your family members as applicable

5.	TAX PREPARATION AND ADMINSTRATION:

Tax Preparation

At the Company’s expense, the accounting firm chosen by the Company will prepare all of your tax returns for both your home and host country for the duration of your assignment, and for the year ending in which you are repatriated or otherwise terminate your employment with the Company.  You are responsible for complying on a timely basis with all requests from the accounting firm for tax return preparation. Any delay or failure by you to provide requested information to the accounting firm may result in penalties that you will become your responsibility.

During your assignment, you will be tax equalized in accordance with the Company’s tax equalization policy. This includes all income and social security in both jurisdictions with the understanding that the tax consequences of accepting this assignment will be as neutral as reasonably possible when compared with those that would apply to you if you were an actual  resident of Maryland, USA. You will be required to pay a hypothetical tax amount which will be an estimate of your tax liability at home. At the end of the tax year, this hypothetical amount will be reviewed and any under payments or excess payment will either be promptly reimbursed to you or the Company, as the case may be.

6.	MINIMUM SERVICE REQUIREMENT:

If you voluntarily resign without “Good Reason” from this assignment before December 30, 2011, you will be solely responsible for your repatriation expenses. You will also be required to repay promptly to the Company 100% of the relocation related expenses that have been paid by the Company to you or on your behalf in connection with your relocation to China. If you voluntarily resign without “Good Reason” before December 31, 2012, you will be solely responsible for your repatriation expenses; and you will also be required to repay promptly to the Company 50% of the relocation expenses paid by the Company to you or on your behalf in connection with your relocation to China.  “Good  Reason,” as used in this Section, shall have the same meaning as set forth in paragraph 3(A) of the Change in Control Agreement (“CIC”) executed by you and the Company upon the commencement of  your employment.

7.	REPATRIATION & LOCALIZATION

Repatriation

At the end of your assignment, you and the Company will discuss and thereafter mutually agree, in writing, whether this Agreement will expire, be extended or modified.  If it is mutually decided that you will repatriate to the United States, the Company will look for suitable alternative employment for you in the US.  If you repatriate, all expat allowances will cease, but the Company will provide for repatriation expenses comparable to the relocation expenses for your move to Shanghai.

If the Company should terminate your employment for any reason, except for “Cause,” as defined in Paragraph 3(C) of the CIC; the Company will reimburse you for the reasonable costs of return transportation for you and your family; for any additional monies owed on a residential lease or other reasonable housing expenses; and, for shipment of household effects back to home; provided that the move out of foreign housing occurs within sixty days of the date of termination.  Any extension of time beyond that period will require advance written approval by the Senior Vice President of Global Human Resources.

Localization

If at the end of your assignment, you and the Company mutually agree in writing to continue your employment in Shanghai, the parties will further agree, in writing, to extend and/or modify this Agreement, or alternatively, discuss whether it is beneficial for you to accept a localized offer.  A localized offer would terminate your employment in the US, and salary, taxation and benefits would all be determined as if you were a local hire to the position.

Any additions, modifications, or changes to this Agreement shall be in writing, signed by the Senior Vice President Global Human Resources or the President and Chief Executive Officer and Thomas P. Finn.

Please acknowledge acceptance of our assignment offer by signing below and returning a duplicate original of this letter to me as soon as possible.

Tom, we are all excited about this opportunity and look forward to a successful assignment in Shanghai!

Sincerely,

/s/ Patti Burmahl

Patti Burmahl,
SVP, Global Human Resources

Accepted:  /s/ Thomas P. Finn         Date 11/10/10
                    Thomas P. Finn